Exhibit 99.1

QuantumScape Announces Jens Wiese to join Board, Filling Second Volkswagen Seat

Brings business perspective to complement technology perspective provided by existing VW director Frank Blome

SAN JOSE, CA (January 14, 2021) – QuantumScape Corporation (NYSE: QS, or “QuantumScape”), a leader in the development of next generation solid-state lithium-metal batteries for use in electric vehicles (EVs), today announced its board of directors has approved the nomination of Jens Wiese, Head of Volkswagen Group M&A, Investment Advisory, and Partnerships to the board of directors. Mr. Wiese will take the second board seat allocated to Volkswagen as part of the company’s Series F financing earlier in the year. Volkswagen’s first board seat is held by Dr. Frank Blome, Head of the Volkswagen Group Battery Center of Excellence.

“We are delighted to have Jens officially serve in the role of director,” said Jagdeep Singh, CEO of QuantumScape. “We have worked with Jens very successfully over many years and know he will be a superb addition to the board of directors, complementing Frank Blome’s deep understanding of battery technology and manufacturing, and further cementing the already great relationship we have with Volkswagen.”

“I could not be more excited to join the QuantumScape board and work with the amazing team the company has assembled to support the company’s journey to deliver a breakthrough in battery technology,” said Jens Wiese. “I look forward to doing whatever I can help the team deliver their unique solid-state battery technology for electric vehicles as quickly as possible.”

Mr. Wiese has held multiple roles during his tenure at VW, including as Head of Group Battery Strategy. Prior to joining VW, he served as a management consultant and held senior roles at AlixPartners and Roland Berger, focusing on the automotive and other industrial sectors. He holds an MBA from Ludwig-Maximilians University, Munich.

About QuantumScape Corporation

QuantumScape is a leader in the development of next generation solid-state lithium-metal batteries for use in electric vehicles. The company’s mission is to revolutionize energy storage to enable a sustainable future.

For additional information, please visit www.quantumscape.com.

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